CERTIFICATE OF INCORPORATION
OF
ELLINGTON FINANCIAL INC.

ARTICLE I
NAME
The name of the corporation is Ellington Financial Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, zip code 19904. The name of the registered agent at such address is Cogency Global Inc.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the Delaware General Corporations Law (the “DGCL”) as now or hereafter in force. For purposes of this Certificate of Incorporation of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
The Corporation is being incorporated in connection with the conversion of Ellington Financial LLC, a Delaware limited liability company (the “LLC”), into the Corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the filing of the Certificate of Conversion relating to such conversion.

ARTICLE IV
DEFINITIONS
“Bylaws” means the Bylaws of the Corporation, as amended from time to time in accordance with the terms of this Charter and the Bylaws.
“Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
“Charter” has the meaning set forth in Article III.
“Code” has the meaning set forth in Article III. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of law in effect in the future.
“Common Stock” has the meaning set forth in Section 5.1.
“Conversion” has the meaning set forth in Article III.

“Corporation” has the meaning set forth in Article I.
“Disinterested Director” means a director of the Corporation who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.
“DGCL” means the Delaware General Corporations Law, 8 Del. C. §§ 101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“LLC” has the meaning set forth in Article III.
“National Securities Exchange” means an exchange registered with the Securities Exchange Commission under Section 6(a) of the Exchange Act.
“Outstanding” means, as of any date, with respect to any security theretofore issued by the Company, except:
(i) such securities as represented by certificates or electronic positions evidencing such securities that have been canceled or delivered for cancellation; and
(ii) such security as represented by certificates or electronic positions that have been exchanged for or in lieu of which other securities have been executed and delivered pursuant to Section 12.4.
“Partnership Representative” means a “partnership representative” within the meaning of Section 6223(a) of the Code.
“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Rule 13(d)-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
“Preferred Stock” has the meaning set forth in Section 5.1.
“Preferred Stock Designation” has the meaning set forth in Section 5.3.
“Record Holder” means (a) with respect to any Shares of Common Stock, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, and (b) with respect to any Shares of any other class, the Person in whose name such Shares are registered on the books that the Company has caused to be kept as of the opening of business on such Business Day.
“REIT” has the meaning set forth in Article III.
“Repurchase Date” has the meaning set forth in Section 12.2.
“Transfer Agent” means with respect to the Shares, American Stock Transfer & Trust Company, or any successor thereto.
“Voting Stock” has the meaning set forth in Section 5.2.2(c).

ARTICLE V
STOCK
Section 5.1    Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 200,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 5.2    Common Stock. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

Section 5.2.1    Dividend Rights. Subject to applicable law and the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section 5.2.2    Voting Rights.

(a)Common Stock. Except as expressly provided herein, each holder of shares of Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of stockholders entitled to vote on any matter.

(b)Authorized Shares. The aggregate number of shares of Common Stock that are authorized (or the authorized number of any class of Shares) may be increased from time to time by an amendment to this Charter upon the adoption of a resolution by the Board of Directors declaring such amendment to be advisable and the approval of such amendment by the affirmative vote of the holders of at least a majority of the shares of Common Stock then Outstanding present in person or represented by proxy at a meeting of the stockholders.

(c)Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of the outstanding shares of Common Stock, (the “Voting Stock”), voting together as a single class, shall be entitled to elect all directors of the Corporation.

Section 5.2.3    Liquidation. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any Outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such Dissolution Event, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(a)No Maturity, Sinking Fund or Mandatory Redemption. The Common Stock does not have a maturity date and the Corporation shall not be required to redeem the Common Stock at any time. The Common Stock shall not be subject to any sinking fund.

(b)No Preemptive Rights. No holders of the Common Stock have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

Section 5.3    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)The designation of the series, which may be by distinguishing number, letter or title.

(b)The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(d)The redemption provisions and price or prices, if any, for shares of the series. The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(e)The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(f)Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(g)Restrictions on the issuance of shares of the same series or of any other class or series.

(h)The voting rights, if any, of the holders of shares of the series.

Section 5.4    Issuance of Rights to Purchase Securities and Other Property. Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of Capital Stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of Capital Stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

Section 5.5    Tax on Disqualified Organizations. To the extent that the Corporation incurs any tax pursuant to Section 860E(e)(6) of the Code as the result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Corporation being allocated to a “disqualified organization” (as defined in Section 860E(e)(5) of the Code) that holds Common Stock or Preferred Stock in record name, the Corporation shall reduce the distributions payable to any such “disqualified organization” whose ownership of Common Stock or Preferred Stock caused such tax to be incurred by an amount equal to such tax, in the manner described in Treasury Regulations Section 1.860E-2(b)(4).

ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws. The Bylaws may also be amended or repealed by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class.
ARTICLE VII
BOARD OF DIRECTORS

Section 7.1    Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

Section 7.2    Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 7.3    Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 7.4    Notwithstanding the foregoing provisions of this Article VII and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

Section 7.5    REIT Election. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Subject to other applicable provisions of this Article VIII, each Person that is or was a director, officer, employee, or agent of the Corporation shall not be liable to the Corporation, any Subsidiary of the Corporation, any director of the Corporation, or any holder of any equity interest in the Corporation or any Subsidiary of the Corporation for any acts or omissions by any such Person arising from the performance of their duties and obligations in connection with the Corporation or this Charter, including with respect to any acts or omissions made while serving at the request of the Corporation as an officer, director, member, partner, Partnership Representative, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The Corporation may indemnify, to the fullest extent permitted by law, each Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the Person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, Partnership Representative, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding, if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.

Section8.2    The Corporation may indemnify, to the fullest extent permitted by law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, Partnership Representative, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Person in connection with the defense or settlement of such action or suit if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 8.3    To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article VIII, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

Section 8.4    Each of the Persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Corporation in furtherance of the interests of the Corporation in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions; provided, that such legal counsel or accountants were selected with reasonable care by or on behalf of the Corporation.

Section 8.5    Any indemnification of a present or former director, officer, employee, or agent of the Corporation under Section 8.1 or Section 8.3 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent of the Corporation is proper in the circumstances because the Person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be. Such determination shall be made, with respect to a Person who is a director, officer, employee, or agent of the Corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to any such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if a majority, even though less than a quorum, of such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The indemnification, and the advancement of expenses incurred in defending an action, suit or proceeding prior to its final disposition, provided by or granted pursuant to this Charter shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, other provision of this Charter, vote of stockholders or Disinterested Directors or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 8.5, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or with respect to any events that occurred prior to, the time of such repeal, amendment, adoption or modification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Charter shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Section 8.6    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, to any Person who is or was an employee or agent of the Corporation or any Subsidiary of the Corporation and to any Person who is or was serving at the request of the Corporation or a Subsidiary of the Corporation as a director, officer, employee, Partnership Representative or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation or a Subsidiary of the Corporation, to the fullest extent of the provisions of this Charter with respect to the indemnification and advancement of expenses of directors, officers, employees, and agents of the Corporation. The payment of any amount to any Person pursuant to this Section 8.6 shall subrogate the Corporation to any right such Person may have against any other Person.

Section 8.7    To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by a director, officer, employee, or agent of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

Section 8.8    With respect to any Person who is a present or former director, officer, employee, or agent of the Corporation, any undertaking required by this Article VIII shall be an unlimited general obligation but need not be secured and shall be accepted without reference to financial ability to make repayment; provided, however, that such present or former director, officer, employee, or agent of the Corporation does not transfer assets with the intent of avoiding such repayment.

Section 8.9    Any notice, request or other communications required or permitted to be given to the Corporation under this Article VIII shall be in writing and either delivered in person or sent by facsimile, telex, telegram, other electronic transmission, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary, as the case may be.

Section 8.10    No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of any provision of this Charter inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
ARTICLE IX
INSURANCE
The Corporation may purchase and maintain insurance, at its expense, on behalf of any person or entity, as applicable, who is or was a director, an officer, an employee or an agent of the Corporation, is serving as an external manager of the Corporation, or is or was a director, officer, employee or agent of the Corporation, or an external manager of the Corporation, serving at the request of the Corporation as a director, officer, employee, agent or external manager of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.
ARTICLE X
AMENDMENT
The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Charter or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Charter in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VIII of this Charter shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.
ARTICLE XI
EXCLUSIVE JURISDICTION
Unless otherwise consented to in writing by the Corporation, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c)

any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Charter or the Bylaws or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
ARTICLE XII
CERTIFICATES; RECORD HOLDERS
Section 12.1    Certificates. Notwithstanding anything otherwise to the contrary herein, unless the Board of Directors shall provide by resolution or resolutions otherwise in respect of some or all of any or all classes or series of stock of the Corporation, the stock of the Corporation shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Corporation by the Chairman of the Board, or the President, or the Secretary, or any Vice President, or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation. No Certificate evidencing shares of Common Stock or Preferred Stock shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors resolves to issue certificates evidencing shares of Common Stock or Preferred Stock in global form, the certificates evidencing such shares of Common Stock or Preferred Stock shall be valid upon receipt of a certificate from the Transfer Agent certifying that the certificates evidencing such shares of Common Stock or Preferred Stock have been duly registered in accordance with the directions of the Corporation. The use of facsimile signatures affixed in the name and on behalf of the Transfer Agent on certificates, if any, representing shares of stock of the Corporation is expressly permitted by this Certificate of Incorporation.

Section 12.2    Repurchase of Shares by the Corporation. The Board of Directors shall have authority to cause the Corporation to conduct a capital reduction, including the repurchase of any number of issued and Outstanding Shares; provided, however, that the Corporation shall not purchase or redeem any Shares for cash or other property if any such purchase or redemption would be inconsistent with the requirements of the DGCL. Any Shares tendered and repurchased by the Corporation, in accordance with this Section 12.2, shall be deemed to be authorized and issued, but not Outstanding and, subject to Section 2.1, may subsequently be Sold for due consideration.

Section 12.3    Record Holders. The Corporation shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Corporation shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Corporation on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.

Section 12.4    Mutilated, Lost, Destroyed or Stolen Certificates. Each Record Holder of Shares shall promptly notify the Corporation of any mutilation, loss or destruction of any Certificate of which such holder is the record holder. The Corporation may, in its discretion, cause the Transfer Agent to issue a new Certificate in place of any Certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon surrender of the mutilated Certificate or, in the case of loss, theft or destruction of the Certificate, upon satisfactory proof of such loss, theft or destruction, and the Board of Directors may, in its discretion, require the Record Holder of the Shares evidenced by the lost, stolen or destroyed Certificate, or its, his or her legal representative, to give the Transfer Agent a bond sufficient to indemnify the Transfer Agent against any claim made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such new Certificate.

ARTICLE XIII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 13.1    Definitions. For the purpose of this Article XIII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 13.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Closing Price. The term “Closing Price” shall mean, on any date, the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.
Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 13.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 13.2.7 and subject to adjustment pursuant to Section 13.2.8, the percentage limit established by the Board of Directors pursuant to Section 13.2.7.
Initial Date. The term “Initial Date” shall mean January 1, 2019.
Investment Company Act. The term “Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.
NYSE. The term “NYSE” shall mean the New York Stock Exchange.
One Hundred Shareholders Date. The term “One Hundred Shareholders Date” shall mean the first date on which Equity Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.
Ownership Limit. The term “Ownership Limit” shall mean 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes, or such other percentage determined by the Board of Directors in accordance with Section 13.2.8 of the Charter.
Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 13.2.1 hereof, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 13.2.1(a) hereof, and if appropriate in the context, shall also mean any Person who would have been the record owner of the Capital Stock that the Prohibited Owner would have so owned.
Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
Trust. The term “Trust” shall mean any trust provided for in Section 13.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.
Section 13.2    Capital Stock.

Section 13.2.1    Ownership Limitations.
(d)Basic Restrictions.

(i)During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 13.4 and except as provided in Section 13.2.7 hereof, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of any class or series of Capital Stock in excess of the Ownership Limit and no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 13.4 and except as provided in Section 13.2.7 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) a 9.9% interest (or more) in a tenant that is described in Section 856(d)(2)(B) of the Code). (For this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation).

(iii)During the period commencing on the One Hundred Shareholders Date and prior to the Restriction Termination Date, but subject to Section 13.4 and except as provided in Section 13.2.7 hereof, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(e)Transfer in Trust; Transfer Void Ab Initio. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 13.2.1(a)(i) or (ii),

(i)then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 13.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 13.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii)if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 13.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 13.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 13.2.1(b), a violation of Section 13.2.1(a) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 13.2.1.

Section 13.2.2    Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 13.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 13.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 13.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 13.2.3    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 13.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 13.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 13.2.4    Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)every owner of five percent (5%) or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in value or number of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with Section 13.2.1(a) hereof; and

(b)each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Ownership Limit.

Section 13.2.5    Remedies Not Limited. Nothing contained in this Section 13.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s qualification as a REIT or in preventing participation in the Corporation by Benefit Plan Investors from being “significant” (within the meaning of the Plan Asset Regulations).

Section 13.2.6    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article XIII, the Board of Directors may determine the application of the provisions of this Article XIII with respect to any situation based on the facts known to it. In the event Section 13.2 or Section 13.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Section 13.1, 13.2 or 13.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 13.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 13.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 13.2.7    Exceptions.

(a)The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 13.2.1(a)(i), (ii) or (iii), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to fail to continue to qualify as a REIT.

(b)Prior to granting any exception pursuant to Section 13.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)Subject to Section 13.2.1(a)(ii), an underwriter, placement agent or initial purchaser which participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement and provided that the restrictions contained in Section 13.2.1(a) hereof will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 13.2.8    Increase or Decrease in the Ownership Limit.

(a)The Board of Directors may from time to time increase or decrease the Ownership Limit with regard to any class or series of Capital Stock for one or more Persons and increase or decrease the Ownership Limit with regard to any class or series of Capital Stock for all other Persons. No decreased Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Ownership Limit; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 13.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such Person on the date the Ownership Limit became effective will be in violation of the Ownership Limit. No increase to the Ownership Limit may be approved if the new Ownership Limit would allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock or would otherwise cause the Corporation to fail to qualify as a REIT.

(b)The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-current Ownership Limit.

Section 13.2.9    Legend. Each certificate, if any, for shares of Capital Stock shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 13.3    Transfer of Capital Stock in Trust.

Section 13.3.1    Ownership in Trust. Upon any purported Transfer or other event described in Section 13.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 13.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 13.3.6.

Section 13.3.2    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

Section 13.3.3    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trust upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XIII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 13.3.4    Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 13.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 13.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.3.3 of this Article XIII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary together with any other amounts held by the Trustee with respect to such shares. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 13.3.4, such excess shall be paid to the Trustee upon demand.

Section 13.3.5    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 13.3.3. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 13.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions with respect to the shares sold held by the Trustee shall be paid to the Charitable Beneficiary.

Section 13.3.6    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 13.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 13.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 13.4    NYSE Transactions. Nothing in this Article XIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XIII.

Section 13.5    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XIII.

Section 13.6    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 13.7    Severability. If any provision of this Article XIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE XIV
STOCKHOLDER ACTION WITHOUT A MEETING
On any matter that is to be voted on, consented to or approved by stockholders, the stockholders may take such action without a meeting, without prior notice and without a vote if a unanimous written consent, setting forth the action so taken, shall be signed by all of the stockholders.
ARTICLE XV
AGREEMENTS
When the terms of this Charter refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Charter, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended, restated or supplemented from time to time in accordance with the terms of such agreement or document.

ARTICLE XVI
INCORPORATOR AND EFFECTIVENESS
The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Laurence Penn	53 Forest Avenue Old Greenwich, CT 06870
This Charter shall be effective at 11:59 p.m., Eastern time, on March 1, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Charter to be signed by its incorporator this 28th day of February, 2019.
ELLINGTON FINANCIAL INC.
/s/ Laurence Penn
Name: Laurence Penn
Title: Incorporator